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Exhibit 10.25

AMENDMENT TO SEVERANCE PROTECTION AGREEMENT

        This Amendment to the Severance Protection Agreement entered into as of December 21, 1999, by and between General Instrument Corporation, a Delaware Corporation (the "Corporation"), and Thomas J. Lynch (the "Executive") (such agreement, the "Severance Protection Agreement") is among the Corporation, the Executive, and Motorola, Inc. ("Motorola") and is dated as of December 21, 1999.

        WHEREAS, the Corporation, Motorola and Lucerne Acquisition Corp. have entered into an Agreement and Plan of Merger dated as of September 14, 1999 (such agreement, as amended from time to time, the "Merger Agreement"), pursuant to which the Corporation will become a wholly owned subsidiary of Motorola in a merger (the "Merger"); and

        WHEREAS, the Executive is employed by the Corporation; and

        WHEREAS, the Corporation and Motorola wish to ensure that they will continue to receive the benefit of the Executive's services following the Merger, and to provide for the terms and conditions of the Executive's employment following the Merger, and the Executive is willing to remain so employed on such terms and conditions;

        NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Retention Program.    (a) As soon as practical after the Effective Time (as defined in the Merger Agreement), but in no event later than ten business days thereafter, Motorola shall grant the Executive stock options with respect to 65,000 shares (the "Closing Options") with an exercise price equal to the fair market value of the underlying shares on the date of grant, and 7,500 shares of restricted stock (the "Closing Shares"), in each case pursuant to the Motorola Incentive Plan of 1998 (the "Motorola Incentive Plan") subject to appropriate adjustment as to the number of shares if an event described in Section 3.3 of the Motorola Incentive Plan (an "Adjustment Event") occurs on or before the date of grant. The Closing Options shall be scheduled to vest in four equal installments on each of the first four anniversaries of the date of grant, and all of the Closing Shares shall vest on the second anniversary of the day on which the Effective Time occurs, in each case subject to the Executive's continued employment until the date of vesting, and the Closing Options and the Closing Shares shall otherwise be subject to the terms and conditions of the Motorola Incentive Plan.

        (a)  At the time when Motorola makes its annual stock option grants to executives for the fiscal year following the fiscal year in which the Effective Time occurs, Motorola shall grant the Executive stock options with respect to 15,000 shares pursuant to the Motorola Incentive Plan or any successor thereto, subject to appropriate adjustment as to the number of shares if an Adjustment Event occurs on or before the date of grant. Such options shall be scheduled to vest in four equal installments on each of the first four anniversaries of the date of grant, subject to the Executive's continued employment until the date of vesting, shall have an exercise price equal to the fair market value of the underlying shares on the date of grant, and shall otherwise be subject to the terms and conditions of the Motorola Incentive Plan or such successor.

        (b)  If the Executive remains employed by Motorola or one of its Subsidiaries (including without limitation the Corporation) from the date on which the Effective Time occurs through the second anniversary thereof, or sooner terminates employment as a result of death or Disability, the Executive shall receive a one-time Retention Cash Bonus equal to $385,000.

        2.    Change in Control; Term.    It is acknowledged and agreed that the approval of the Merger by the Corporation's stockholders will be a "Change in Control" as defined in Section 13.7 of the Severance Protection Agreement, and that if such approval occurs, no subsequent event shall be deemed to be a Change in Control for purposes of the Severance Protection Agreement. As a result, if such approval occurs, then notwithstanding any provision of the Severance Protection Agreement: (i) the "Term" shall mean the period ending on the second anniversary of the date on which the Effective Time occurs, and shall not be further renewed or extended except by written agreement among the parties hereto; and (ii) each reference in the Severance Protection Agreement to a Change in Control shall be deemed to refer to such stockholder approval and to no other event.

        3.    Employment Transfer.    It is acknowledged and agreed that the Executive may, at and/or from time to time after the Effective Time, be transferred to the employment of Motorola or a Subsidiary of Motorola, and that in connection with any such transfer, the Corporation may assign to the employing entity its rights, and cause the employing entity to assume its obligations, under the Severance Protection Agreement and this Amendment. In such event, references to the Corporation in the Severance Protection Agreement and this Amendment shall be deemed to refer to such employing entity.

        4.    Amendments to Severance Protection Agreement.    The following amendments to the Severance Protection Agreement shall be effective as of the Effective Time.

        (a)    Termination Benefits.    Notwithstanding Section 2(b)(3) of the Severance Protection Agreement, the requirement of that clause that certain specified life insurance, disability, medical, dental and hospitalization coverages and benefits be provided shall be satisfied if the Corporation or Motorola provides the Executive and his dependents and beneficiaries with such coverages and benefits on the terms and conditions (including employee contributions, deductibles and the like) on which such coverages and benefits are provided to active employees of the Corporation or Motorola during the 18-month period required by that clause (and subject to reduction as provided in that clause); provided, that the Executive shall not be entitled to duplicate benefits under plans of the Corporation and Motorola.

        (b)    Coordination with Motorola Change of Control Agreement.    Section 2(g) of the Severance Protection Agreement is hereby amended by adding a new sentence at the end thereof, reading in its entirety as follows: "Notwithstanding any other provision of this Agreement, if the Executive hereafter becomes a party to any agreement with Motorola or any of its Subsidiaries providing for severance pay and/or benefits upon a termination of employment upon, after or in connection with a change of control (however defined), then the severance pay and benefits due under such agreement shall first be determined as if the Executive were not a party to this Agreement (the "Subsequent Severance"), and the payments and benefits to which the Executive would otherwise be entitled pursuant to this Section 2 shall be offset by the Subsequent Severance so that there is no duplication thereof."

        (c)    Good Reason.    The following provisions shall apply notwithstanding Section 13.10 of the Severance Protection Agreement:

            (i)  It is acknowledged and agreed that following the Effective Time, the Executive will serve as Corporate Vice President and General Manager, SBNS, Broadband Communications Sector, responsible for the strategic, tactical and operational leadership of the SBNS business unit of the Broadband Communications Sector. The responsibilities are focused on ensuring that the unit meets or exceeds its operational goals in a manner consistent with the overall business plan of the sector, Communications Enterprise and Motorola. The position reports to the Executive Vice President and President of the Broadband Communications Sector, and that so long as the Executive remains in such position or its equivalent in terms of scope of authority, there shall not be deemed to have been a change described in Section 13.10(a)(l) of the Severance Protection Agreement, notwithstanding any transfer of the Executive's employment described in Section 3 of this Amendment;

          (ii)  Section 13.10(a)(5) of the Severance Protection Agreement is hereby amended to read in its entirety as follows:

            (5)  the failure by Motorola to cause the Executive to be eligible to participate in the Incentive Plan and/or Motorola's compensation, employee benefit and perquisite plans and programs (other than severance plans and programs) on a basis no less favorable, in the aggregate, than that for comparable Motorola executives; and

          (iii)  The Executive expressly acknowledges and agrees that the Corporation has complied with the requirements of Section 9 of the Severance Protection Agreement in connection with the Merger.

        (d)    Incentive Plan.    Section 13.11 of the Severance Protection Agreement is hereby amended by adding an additional sentence at the end thereof, reading in its entirety as follows: "Notwithstanding the foregoing, beginning with the fiscal year 2001, the Incentive Plan shall mean the short-term incentive compensation program of Motorola in which the Executive participates."

        (e)    Notices.    Whenever a notice is given pursuant to the Severance Protection Agreement to the Corporation, a copy of such notice shall be given to:

      Motorola, Inc.
      1303 East Algonquin Road
      Schaumburg, Illinois 60196
      Telecopier No.: (847) 576-3628
      Attention: General Counsel

or to such other names or addresses as Motorola shall designate by notice pursuant to Section 5 of the Severance Protection Agreement.

        (f)    Defined Terms.    The term "Subsidiary" as used herein means any entity in an unbroken chain of entities beginning with Motorola and ending with such entity, with each entity in such chain, beginning with Motorola, and other than the last entity in the chain, owning an equity interest representing at least fifty percent of the voting power or value of the next entity in such chain. Capitalized terms used and not defined in this Amendment shall have the meanings given to them in the Severance Protection Agreement.

        5.    This Amendment, together with the Severance Protection Agreement as amended hereby, set forth the entire understanding among the parties hereto with respect to the subject matter hereto. Without limiting the generality of the foregoing, this Amendment supersedes the memorandum to the Executive from Keith Bane and Merle Gilmore dated October 8, 1999.

        6.    This Amendment shall be null and void and of no further effect if the Merger Agreement is terminated without consummation of the Merger.

        IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

GENERAL INSTRUMENT CORPORATION
By:	/s/ SCOTT CRUM
MOTOROLA, INC.
By:	/s/ MERLE GILMORE
By:	/s/ THOMAS J. LYNCH Thomas J. Lynch

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  Exhibit 10.25